Exhibit 99.1

Contact:
Express-1 Expedited Solutions, Inc.
Mike Welch
269-429-9761
Mike.Welch@xpocorporate.com

XPO APPOINTS NEW CHIEF FINANCIAL OFFICER

SAINT JOSEPH, Mich. – March 22, 2011 – Express-1 Expedited Solutions, Inc. (XPO) a leader in transportation logistics has named John D. Welch as the Company’s new Chief Financial Officer. Mr. Welch has served as the Interim Chief Financial Officer of XPO since April of 2010 and has served in various financial positions including Corporate Controller of XPO, and Chief Financial Officer of its expediting subsidiary, Express-1, Inc., prior to its acquisition in 2004.

“We’re excited that John will be able to leverage his financial knowledge of XPO and the transportation industry in this new role” commented CEO Mike Welch. “His dedication and hard work through the years have contributed to our success, and we look forward to utilizing his talents as we move forward.”

Prior to joining Express-1, Mr. Welch served as Vice President of Finance for United Memorial Hospital in Greenville, Michigan (1992-1996) and Controller for Michiana Community Hospital in Mishawaka, Indiana (1987-1992). He also worked as a certified public accountant for Crowe Chizek & Company (1983-1987). Mr. Welch graduated from Nazareth College in 1983 with a Bachelors of Accounting degree and obtained his CPA certificate in 1986.

About Express-1 Expedited Solutions, Inc.

Express-1 Expedited Solutions, Inc. is a non-asset based services organization focused on premium transportation through its business units, Express-1, Inc. (Buchanan, Michigan), Concert Group Logistics, Inc. (CGL) (Downers Grove, Illinois), and Bounce Logistics, Inc. (South Bend, Indiana). These business units are focused on premium services that include same-day, time-sensitive transportation and domestic and international freight forwarding. Serving more than 4,000 customers, the Company’s premium transportation offerings are provided through one of six operations centers; Buchanan, Michigan; South Bend, Indiana; Downers Grove, Illinois; Rochester Hills, Michigan; Tampa, Florida, and Miami Florida. Express-1 Expedited Solutions, Inc. is publicly traded on the NYSE AMEX Equities Exchange under the symbol XPO. For more information about the Company, visit www.xpocorporate.com